Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 63 to File No. 333-57017; Amendment No. 64 to File No. 811-08821) of Rydex Variable Trust of our reports dated February 26, 2016 on the financial statements and financial highlights of each of the series constituting Rydex Variable Trust included in the December 31, 2015 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 27, 2016